Exhibit 5.1

November 27, 2024

Unusual Machines, Inc.

4677 L B McLeod Rd

Suite J

Orlando, FL 32811

Attention: Dr. Allan Evans, CEO

Re: Registration Statement on Form S-1 (SEC File No. 333-______)

Ladies and Gentlemen:

We have acted as counsel to Unusual Machines, Inc., a Nevada corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-1, under the Securities Act of 1933, (the “Act”) to be filed with the SEC by the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the shares of Common Stock offered for sale by the Prospectus.

As such counsel, we have examined the Registration Statement and copies certified or otherwise, identified to our satisfaction of the Company’s Articles of Incorporation and Bylaws and such other documents, records, and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters material to this opinion without having independently verified such factual matters.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or copies, and the authenticity of the originals of all documents submitted to us as copies.

Unusual Machines Inc.

November 27, 2024

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement, and with respect to any shares of Common Stock issuable upon exercise of warrants (the “Warrant Shares”), assuming receipt of the exercise price for any such Warrant Shares, and with respect to shares of Common Stock issuable in connection with restricted stock units granted to three advisors of the Company, such restricted stock units have vested in accordance with the terms of their consulting agreements, are or will be duly authorized, legally and validly issued, are fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours, /s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.